AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON SEPTEMBER 15, 1997

                                                  Registration No. 33-__________

                                    FORM S-8
                             REGISTRATION STATEMENT
                                      Under
                           The Securities Act of 1933

                                  GENCORP INC.
                            (Exact name of issuer as
                            specified in its charter)

         Ohio                                           34-0244000
(State of Incorporation)                    (I.R.S. Employer Identification No.)

175 Ghent Road, Fairlawn, Ohio                          44333-3300
(Address of Principal Executive Offices)                (Zip Code)

                       GENCORP INC. 1997 STOCK OPTION PLAN
                            (Full title of the Plan)

                                    E. R. Dye
                     Secretary and Assistant General Counsel
                                  GenCorp Inc.
                                 175 Ghent Road
                            Fairlawn, Ohio 44333-3300
                                 (330) 869-4257
            (Name, address and telephone number of agent for service)

                         CALCULATION OF REGISTRATION FEE

Title of Secur-          Amount to        Proposed maxi-       Proposed maxi-     Amount of
ities to be              be regis-        mum offering         mum aggregate      registra-
registered               tered            price per unit       offering price     tion fee
-----------------        -------------    --------------       --------------     --------
GenCorp Inc.
Common Stock (par
value 10 cents per
share)                     2,500,000      $26.5625*            $66,406,250*       $21,121.00*
                            shares

------------------------------------------------------------------------------

*Estimated solely for the purpose of determining the registration fee in accordance with Rule 457 under the Securities Act of 1933 based on $26.5625 per share, the average of the high and low prices per share reported by the New York Stock Exchange Composite Tape on September 10, 1997.

                                    PART II.

               INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

ITEM 3.          INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE
----------------------------------------------------------------

         The following documents filed by GenCorp Inc. ("GenCorp" or the "Company") with the Securities and Exchange Commission (the "Commission") are incorporated herein by reference:

         (a) The Company's Annual Report on Form 10-K for the fiscal year ended November 30, 1996;

         (b) The Company's Quarterly Reports on Form 10-Q for the periods ended February 28, 1997 and May 31, 1997 and all other reports filed pursuant to
Section 13(a) or 15(d) of the Securities Exchange Act of 1934 since the end of the fiscal year covered by the Annual Report referred to in (a) above;

         (c) The description of the Company's capital stock contained in the Company's Registration Statement on Form 10 dated May 20, 1935, as amended by Amendment No. 1 on Form 8, dated March 29, 1989; and

         (d) All documents filed by the Company with the Commission pursuant to
Section 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the date of this registration statement and prior to the termination of the offering of securities made by this registration statement.

         Any statement contained in a document incorporated, or deemed to be incorporated, by reference herein shall be deemed to be modified or superseded for purposes of this registration statement to the extent that a statement contained or incorporated by reference herein or in any other subsequently filed document that also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any statement so modified shall not be deemed, except as so modified, to constitute a part of this registration statement.

ITEM 4.          DESCRIPTION OF SECURITIES
------------------------------------------

         Not applicable.

ITEM 5.          INTERESTS OF NAMED EXPERTS AND COUNSEL
-------------------------------------------------------

         The opinion and consent of William R. Phillips, Esq., Senior Vice President, Law; General Counsel of the Company, addressing certain legal matters is attached hereto as

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Exhibits 5.1 and 23.1. As of August 31, 1997, Mr. Phillips was the beneficial owner of 14,426 shares of the Company's Common Stock, $.10 par value per share.

ITEM 6.          INDEMNIFICATION OF DIRECTORS AND OFFICERS
----------------------------------------------------------

         Article Two, Section 10 of the Code of Regulations of the Registrant concerns indemnification of the Registrant's directors and officers and provides as follows:

                                 INDEMNIFICATION

         "The Corporation shall indemnify each official against all expenses, including attorneys' fees, actually and necessarily incurred by him in connection with the defense of any action by or in the right of the Corporation to procure a judgment in its favor, or in connection with any appeal therein, to which he is made or threatened to be made a party by reason of being or having been an official, except in relation to matters as to which he is adjudged by the express terms of a judgment rendered in the final determination of the merits in such action to be liable for negligence or misconduct in the performance of his duty to the Corporation. Such indemnification shall not include amounts paid to the Corporation by judgment or in settling or otherwise disposing of a pending of threatened action.

         The Corporation shall indemnify each official made or threatened to be made a party to any action (other than one by or in the right of the Corporation to procure a judgment in its favor but including any action by or in the right of a related corporation) by reason of being or having been an official, against all judgments, fines, amounts paid in settlement and expenses, including attorneys' fees, actually and necessarily incurred by him as a result of such action, or any appeal therein, if he acted, in good faith, for a purpose which he reasonably believed to be in the best interests of the Corporation and, in criminal actions, in addition, had no reasonable cause to believe that this conduct was unlawful. The termination of any such action by judgment, settlement, conviction or upon a plea of nolo contendere, or its equivalent, shall not in itself create a presumption that any such official did not act, in good faith, for a purpose which he reasonably believed to be in the best interests of the Corporation or that he had reasonable cause to believe that his conduct was unlawful.

         If any official has been wholly successful, on the merits or otherwise, in the defense of an action of the character described in the first two paragraphs of this Section 10, he shall be entitled to indemnification as authorized in such paragraphs. Except as provided in the preceding sentence (and unless otherwise ordered by a court) any indemnification under such paragraphs shall be made by the Corporation, if and only if authorized in the specific case:

                  (1) By the Board of Directors acting by a quorum consisting of directors who are not parties to such action or who were wholly successful in such action on the merits or otherwise, upon a finding that the official seeking indemnification under the first paragraph of this Section 10 has not been negligent or guilty of misconduct in the

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



         performance of his duty to the Corporation as charged in the action, or if seeking indemnification under the second paragraph of this Section 10, has met the standard of conduct set forth in such paragraph, or,

                  (2) If such a quorum is not obtainable with due diligence;

                           (a) By the Board of Directors upon the opinion in
                  writing of independent legal counsel that indemnification is proper in the circumstances because such official has not been negligent or guilty of misconduct or has met the standard of conduct set forth in the second paragraph of this Section 10, as the case may be, or

                           (b) By a committee, appointed by the Board of
                  Directors, of two (2) or more shareholders who are not Directors, officers or employees of the Corporation, upon a finding that such official has not been negligent or guilty of misconduct or has met the standard of conduct set forth in the second paragraph of this Section 10, as the case may be.

         For purposes of this Section 10, (1) a "related corporation" shall mean any corporation in which the Corporation owns or owned shares or of which it is or was a creditor, (2) "official" shall mean a Director, officer, former Director, or former officer of the Corporation or any person who serves or has served at its request as a director or officer of the Corporation or any person who serves or has served at its request as a director or officer of a related corporation, and (3) "action" shall mean any civil or criminal action, suit or proceeding.

         Nothing in this Section 10 shall limit the power of the Corporation to indemnify or agree to indemnify any person not covered by this Section 10 under these provisions or to indemnify or agree to indemnify any person in any case not provided for herein.

         The provisions of this Section 10 shall be in addition to any rights to, or eligibility for, indemnification to which any person concerned may otherwise be or become entitled by agreement, provision of the Articles of Incorporation, vote of shareholders, court order or otherwise, and shall inure to the benefit of the heirs, executors, and administrators of each such person.

         The provisions of this Section 10 shall apply in respect of all alleged or actual causes of action or offenses accrued or occurring before, on or after its adoption."

         Section 1701.13(E) of the Ohio General Corporation Law authorizes a corporation under certain circumstances to indemnify any director, trustee, officer, employee or agent in respect of expenses and other costs reasonably incurred by him in connection with any action, suit or proceeding to which he is made a party or threatened to be made a party by reason of the fact that he was a director, trustee, officer, employee or agent of the corporation. In

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



general, indemnification is permissible only if the person acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and in any criminal proceeding, had no reasonable cause to believe his conduct was unlawful, provided that indemnification is not permitted if the person is adjudged liable for negligence or misconduct in the performance of his duty to the corporation unless authorized by a court. To the extent that a director, trustee, officer, employee or agent has been successful in the defense of any such action, suit or proceeding, he is entitled to be indemnified against his reasonable expenses incurred in connection therewith by
Section 1701.13(E)(3) of the Ohio General Corporation Law.

         The Company maintains and pays the premiums on contracts insuring the Company (with certain exclusions) against any liability to directors and officers it may incur under the above indemnity provisions and insuring each director and officer of the Company (with certain exclusions) against liability and expense, including legal fees, which he or she may incur by reason of his or her relationship to the Company, even if the Company does not have the obligation or right to indemnify such person against such liability or expense.

ITEM 7.          EXEMPTION FROM REGISTRATION CLAIMED
----------------------------------------------------

         Not applicable.

ITEM 8.          EXHIBITS
-------------------------

         The following Exhibits are filed herewith:

Table Item                                                                                     Exhibit
    No.                          Description                                                     No.
----------                       -----------                                                   -------

     3.           ARTICLES OF INCORPORATION AND BY-LAWS

                  The Amended Articles of Incorporation of GenCorp Inc., as amended as of December 7, 1987 (incorporated by reference to Exhibit A to the Company's Annual Report on Form 10-K for the fiscal year ended November 30, 1988, File No. 1-1520).

                  The Code of Regulations of GenCorp Inc., as amended November
                  25, 1987 (incorporated by reference to Exhibit B to the Company's Annual Report on Form 10-K for the fiscal year ended
                  November 30, 1988, File No. 1-1520).

Table Item                                                                                     Exhibit
    No.                          Description                                                     No.
----------                       -----------                                                   -------



     4.           INSTRUMENTS DEFINING THE RIGHTS OF SECURITY
                  HOLDERS, INCLUDING INDENTURES

                  GenCorp Inc. 1997 Stock Option Plan                                           4.1

                  Amended and Restated Rights Agreement (with exhibits) dated as of December 7, 1987 between GenCorp Inc. and Morgan
                  Shareholder Services Trust Company as Rights Agent
                  (incorporated by reference to Exhibit D to the Company's
                  Annual Report on Form 10-K for the fiscal year ended November
                  30, 1987, File No. 1-1520.)

                  Amendment to Rights Agreement among GenCorp Inc., The First
                  Chicago Trust Company of New York, as resigning Rights Agent and The Bank of New York, as successor Rights Agent, dated
                  August 21, 1995 (incorporated by reference to Exhibit A to the
                  Company's Annual Report on Form 10-K for the fiscal year ended
                  November 30, 1995, File No. 1-1520).

                  Amendment to Rights Agreement between GenCorp Inc. and The
                  Bank of New York as successor Rights Agent, dated as of January 20, 1997 (incorporated by reference to Exhibit 4.1 to the Company's Current Report on Form 8-K Date of Report
                  January 20, 1997, File No. 1-1520).

                  Information relating to the Company's long-term debt is set forth in Note L of the Company's Annual Report on Form 10-K for the fiscal year ended November 30, 1996, which information is incorporated herein by reference. The Indenture, dated as of July 1, 1992, between GenCorp and the Bank of New York as trustee relating to the Company's $115,000,000 8% Convertible
                  Subordinated Debentures due August 1, 2002 and the form of Debentures are filed as Exhibits A and B to the Company's
                  Quarterly Report on Form 10-Q for the quarter ended August 31,
                  1992 (File No. 1-1520), and are incorporated herein by reference.

                  Instruments defining the rights of holders of other long-term debt are not filed herewith since no such single debt item exceeds 10 percent of consolidated assets. The Company agrees, however, to furnish a copy of any such agreement or instrument to the Commission upon request.


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



Table Item                                                                                     Exhibit
    No.                          Description                                                     No.
----------                       -----------                                                   -------


     5.           OPINION RE LEGALITY                                                            5.1

     23.          CONSENTS OF EXPERTS AND COUNSEL

                  Opinion and Consent of Counsel of GenCorp Inc. (Included in Exhibit 5.1)      23.1

                  Consent of Ernst & Young LLP                                                  23.2

     24.          POWER OF ATTORNEY

                  Powers of Attorney executed by C. A. Corry, W. K. Hall,                       24.1
                  R. K. Jaedicke,  P. X. Kelley,  R. D. Kunisch, D. E. McGarry,
                  J. M. Osterhoff, P. J. Phoenix, and R. B. Pipes, Directors of the
                  Company.

ITEM 9.          UNDERTAKINGS
-----------------------------

     1.  The undersigned registrant hereby undertakes:

                  (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

                            (i) To include any prospectus required by Section
                  10(a)(3) of the Securities Act of 1933;

                           (ii) To reflect in the prospectus any facts or events
                  arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represents a fundamental change in the information set forth in the registration statement;

                           (iii) To include any material information with
                  respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

                  PROVIDED, HOWEVER, That paragraphs (1)(i) and (1)(ii) do not apply if the registration statement is on Form S-3, Form S-8 or Form F-3 and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

                  (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                  (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

                  (4) If the registrant is a foreign private issuer, to file a post-effective amendment to the registration statement to include any financial statements required by Rule 3-19 of Regulation S-X at the start of any delayed offering or throughout a continuous offering.

     2. The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     3. Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

THE REGISTRANT. Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Fairlawn, State of Ohio, on September 12, 1997.



                                       GENCORP INC.

                                       By    /s/ W. R. Phillips
                                           -------------------------------------
                                           W. R. Phillips, Senior Vice President
                                           Law; General Counsel

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the date indicated.

SIGNATURE                                      TITLE                                      DATE

/s/ J. B. Yasinsky                  Chairman, Chief Executive Officer                 September 12, 1997
--------------------                and President
      J. B. Yasinsky

/s/ D. M. Steuert                   Senior Vice President and Chief                   September 12, 1997
--------------------                Financial Officer
     D. M. Steuert

/s/ P. J. Parr                      Director-Audit, Accounting & Tax                  September 12, 1997
------------------------            (principal accounting officer)
     P. J. Parr

             *                      Director                                          September 12, 1997
------------------------
     C. A. Corry

             *                      Director                                          September 12, 1997
------------------------
     W. K. Hall

              *                     Director                                          September 12, 1997
------------------------
     R. K. Jaedicke

             *                      Director                                          September 12, 1997
------------------------
     P. X. Kelley

             *                      Director                                          September 12, 1997
------------------------
     R. D. Kunisch

               *                    Director                                          September 12, 1997
------------------------
     D. E. McGarry

             *                      Director                                          September 12, 1997
------------------------
     J. M. Osterhoff

             *                      Director                                          September 12, 1997
------------------------
     P. J. Phoenix

             *                      Director                                          September 12, 1997
------------------------
     R. B. Pipes


*Signed by the undersigned
  as attorney-in-fact and
  agent for the Directors
  indicated.

      /s/ E. R. Dye                                                                   September 12, 1997
     -------------------------
             E. R. Dye




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